Exhibit 99.1

PARTS iD, Inc. Reports Third Quarter 2021 Results

CRANBURY, N.J., November 9, 2021 -- PARTS iD, Inc. (NYSE American: ID) (“PARTS iD” or “Company”), the owner and operator of, among other verticals, “CARiD.com,” a leading digital commerce platform for the automotive aftermarket, today announced results for the third quarter ended September 30, 2021.

Third Quarter 2021 Financial Summary (Comparisons versus Third Quarter 2020)

●	Net revenue was $102.6 million as compared to $123.2 million.

●	Gross margin was 19.8% as compared to 22.3%.

●	Operating expenses as a percent of net revenue were 23.9% as compared to 17.4%.

●	Operating loss was $4.2 million as compared to operating income of $6.0 million.

●	Net loss was $3.3 million as compared to net income of $4.8 million.

●	Adjusted EBITDA was negative $0.1 million compared to positive $8.2 million.

First Nine Months 2021 Financial Summary (Comparisons versus First Nine Months 2020)

●	Net revenue increased 11.2% to $342.1 million as compared to $307.8 million.

●	Gross margin was 20.2% as compared to 21.7%.

●	Operating expenses as a percent of net revenue were 21.5% as compared to 19.1%.

●	Operating loss was $4.2 million as compared to operating income of $7.9 million.

●	Net loss was $3.4 million as compared to net income of $6.2 million.

●	Adjusted EBITDA was $5.3 million compared to $14.4 million.

Management Commentary

“While revenue trends remain favorable when viewed on a two-year basis, year-over-year revenue declined in Q3 across our core business and new verticals. Site traffic has moderated from record levels during the height of the pandemic last year and supply chain disruptions impacted product availability and put added pressure on margins.” said Nino Ciappina, Chief Executive Officer of PARTS iD. “Our real-time, multi-sourced inventory model is helping us overcome part of the supply chain disruption by enabling us to source products from secondary and tertiary sources. In addition, we are starting to pass a portion of the increased costs through to our customers, while still focusing on maintaining price competitiveness in the market. Furthermore, we remain focused on positioning the Company for long-term, profitable growth. To accelerate market share gains and further penetrate newer verticals including Motorcycles and Powersports, Boating and Marine, and RV and Campers, we are strengthening our leadership teams, bolstering our vendor relationships, and investing in new marketing programs. We remain committed to unlocking the full potential of our technology driven, capital-efficient business model designed to deliver long term profitable growth and increased value to our shareholders.”

Third Quarter 2021 Financial Results

Third quarter 2021 net revenue decreased 16.7% to $102.6 million, compared to $123.2 million in the third quarter of 2020. This decrease was primarily attributable to a 28.9% decline in traffic and continued increased cancellations due to the supply chain disruptions. These declines were partially offset by a 8.9% increase in the site conversion rate and a 11.3% increase in average order value.

Gross profit for the third quarter of 2021 decreased to $20.3 million compared to $27.5 million in the same prior year period. Gross margin was 19.8% for the third quarter of 2021 compared to 22.3% in the third quarter of 2020. The decrease in gross margin was primarily attributable to a year-over-year increase in product and shipping costs associated with the ongoing global supply chain disruptions.

Operating expenses were $24.5 million for the third quarter of 2021 compared to $21.5 million for the third quarter of 2020. The increase in operating expenses was primarily attributable to higher share-based compensation expense of $2.0 million and $1.1 million in costs associated with being a public company, both of which the Company did not incur in the third quarter of 2020. Operating expenses as a percent of net revenue were 23.9% compared to 17.4% in the same prior year period.

Operating loss for the third quarter of 2021 was $4.2 million compared to operating income of $6.0 million for the third quarter of 2020.

Net loss for the third quarter of 2021 was $3.3 million compared to net income of $4.8 million in the same prior year period.

Adjusted EBITDA was negative $0.1 million in the third quarter of 2021 compared to positive $8.2 million in the same prior year period.

First Nine Months 2021 Financial Results

Net revenue for the first nine months of 2021 increased 11.2% to $342.1 million, compared to $307.8 million in the same period of 2020. This increase was primarily attributable to a 16.1% increase in the site conversion rate and a 12.9% increase in average order value, partially offset by a 16.5% decline in traffic and, as stated previously, net revenues were adversely impacted by increased cancellations in the third quarter.

Gross profit for the first nine months of 2021 increased 3.6% to $69.3 million compared to $66.8 million in the same prior year period. Gross margin for the first nine months of 2021 was 20.2% compared to 21.7% in the same 2020 period. The decrease in gross margin was attributable to a year-over-year increase in product and shipping costs associated with the ongoing global supply chain disruptions.

Operating expenses were $73.5 million for the first nine months of 2021 compared to $58.9 million for the first nine months of 2020. The increase in operating expenses was primarily attributable to higher advertising expenses of $6.1 million aimed at driving website traffic and increasing brand awareness, as well as $3.3 million of share-based compensation expense and $3.3 million in costs associated with being a public company, both of which the Company did not incur in the first nine months of 2020. Operating expenses as a percent of net revenue were 21.5% compared to 19.1% in the same prior year period.

Operating loss for the first nine months of 2021 was $4.2 million compared to operating income of $7.9 million for the first nine months of 2020.

Net loss for the first nine months of 2021 was $3.4 million compared to net income of $6.2 million in the same prior year period.

Adjusted EBITDA was $5.3 million in the first nine months of 2021 compared to $14.4 million in the same prior year period.

Balance Sheet

As of September 30, 2021, the Company had cash of $23.5 million compared to $22.2 million at December 31, 2020. The increase in cash was primarily driven by net cash provided by operating activities of $7.0 million, partly offset by cash used in investing activities of $5.7 million, primarily related to website and software development expenditures.

Conference Call

PARTS iD’s Chief Executive Officer, Nino Ciappina, and Chief Financial Officer, Kailas Agrawal, will host a live conference call to discuss financial results today, November 8, 2021 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9129 (domestic) or (201) 493-6753 (international).

The conference call will also be available to interested parties through a live webcast at https://www.partsidinc.com/. A telephone replay of the call will be available until November 22, 2021, by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and entering the conference identification number: 13724507.

About PARTS iD, Inc.

PARTS iD is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. Founded in 2008 with a vision of creating a one-stop eCommerce destination for the automotive parts and accessories market, management believes that the Company is a market leader and proven brand-builder, fueled by its commitment to delivering a revolutionary shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP. Management uses non-GAAP financial measures internally to evaluate the performance of the business.  Additionally, management believes certain non-GAAP measures provide meaningful incremental information to investors to consider when evaluating the performance of the Company.

To this end, we provide EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA consists of net income (loss) plus (a) interest expense; (b) income tax provision (or less benefit); and (c) depreciation expense. Adjusted EBITDA consists of EBITDA plus costs, fees, expenses, write-offs and other items that do not impact the fundamentals of our operations, as described further below following the reconciliation of these metrics. Management believes these non-GAAP measures provide useful information to investors in their assessment of the performance of our business. The exclusion of certain expenses in calculating EBITDA and Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis as these costs may vary independent of business performance. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Although depreciation is a non-cash charge, the assets being depreciated may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

●	EBITDA and Adjusted EBITDA do not reflect changes in our working capital;

●	EBITDA and Adjusted EBITDA do not reflect income tax payments that may represent a reduction in cash available to us;

●	EBITDA and Adjusted EBITDA do not reflect depreciation and interest expenses associated with the lease financing obligations; and

●	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Cautionary Note Regarding Forward-Looking Statements

All statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other such matters, including without limitation, expected future performance, consumer adoption, market share gains, anticipated success of our business model or the potential for long-term profitable growth, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “confident,” “look forward” and similar expressions and their variants, as they relate to us may identify forward-looking statements. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the COVID-19 pandemic, which has had wide-ranging and continually evolving effects. We caution that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly and in unanticipated ways.

Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements include risks and uncertainties, including without limitation, the following: competition and our ability to counter competition, including changes to the algorithms of Google and other search engines; the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto; disruptions in the supply chain; difficulties in managing our international business operations, particularly in the Ukraine, including with respect to enforcing the terms of our agreements with our contractors and managing increasing costs of operations; changes in our strategy, future operations, financial position, estimated revenues and losses, product pricing, projected costs, prospects and plans; the outcome of actual or potential litigation, complaints, product liability claims, or regulatory proceedings, and the potential adverse publicity related thereto; the implementation, market acceptance and success of our business model, expansion plans, opportunities and initiatives, including the market acceptance of our planned products and services; developments and projections relating to our competitors and industry; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; our ability to maintain and enforce intellectual property rights and to maintain technology leadership; our future capital requirements, our ability to raise capital and utilize sources of cash; our ability to obtain funding for our operations; changes in applicable laws or regulations; the effects of current and future U.S. and foreign trade policy and tariff actions; disruptions in the marketplace for online purchases of aftermarket auto parts; costs related to operating as a public company; and the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in our filings with the United States Securities and Exchange Commission (SEC), which are available at https://www.sec.gov (or at https://www.partsidinc.com). The forward-looking statements represent our estimates as of the date hereof only, and we specifically disclaim any duty or obligation to update forward-looking statements.

Investors:

Brendon Frey
ICR
ir@partsidinc.com

Media

Erin Hadden

FischTank PR

partsid@fischtankpr.com

PARTS iD, INC.

Condensed Consolidated Balance Sheets

As of September 30, 2021 and December 31, 2020

	September 30, 2021	December 31, 2020
	(Unaudited)

ASSETS
Current assets
Cash	$23,512,308	$22,202,706
Accounts receivable	2,506,877	2,236,127
Inventory	6,381,062	4,856,265
Prepaid expenses and other current assets	5,576,087	5,811,332
Total current assets	37,976,334	35,106,430

Property and equipment, net	13,025,327	11,470,360
Intangible assets	237,752	237,752
Deferred tax assets	2,013,361	1,099,800
Other assets	267,707	267,707
Total assets	$53,520,481	$48,182,049

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$36,756,757	$35,631,913
Customer deposits	17,953,645	16,185,648
Accrued expenses	6,333,933	5,468,570
Other current liabilities	3,903,263	3,592,782
Notes payable, current portion	3,750	19,706
Total liabilities	64,951,348	60,898,619

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value per share;
1,000,000 shares authorized and 0 issued and outstanding	-	-
Common stock, $0.0001 par value per share;
10,000,000 Class F shares authorized and 0 issued and outstanding	-	-
100,000,000 Class A shares authorized; 33,173,456 and 32,873,457 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	3,317	3,287
Additional paid in capital	4,641,896	-
Accumulated deficit	(16,076,080)	(12,719,857)
Total shareholders’ deficit	(11,430,867)	(12,716,570)

Total liabilities and shareholder’s deficit	$53,520,481	$48,182,049

PARTS iD, INC.

Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)

Net revenue	$102,595,793	$123,171,974	$342,078,753	$307,751,463
Cost of goods sold	82,316,633	95,716,087	272,826,703	240,928,853

Gross profit	20,279,160	27,455,887	69,252,050	66,822,610

Operating expenses:
Advertising	9,730,026	9,624,007	31,136,731	25,014,794
Selling, general and administrative	12,906,797	10,134,882	36,868,521	28,883,134
Depreciation	1,887,641	1,726,574	5,480,995	5,034,672
Total operating expenses	24,524,464	21,485,463	73,486,247	58,932,600
(Loss) income from operations	(4,245,304)	5,970,424	(4,234,197)	7,890,010

Interest expense	229	863	7,114	7,684
(Loss) income before income taxes	(4,245,533)	5,969,561	(4,241,311)	7,882,326
Income tax expense (benefit)	(908,011)	1,175,607	(885,088)	1,659,227
Net (loss) income	$(3,337,522)	$4,793,954	$(3,356,223)	$6,223,099

Net (loss) income	$(3,337,522)	$4,793,954	$(3,356,223)	$6,223,099
Less: Preferred stocks dividends	-	125,000	-	375,000
(Loss) income available to common shareholders	$(3,337,522)	$4,668,954	$(3,356,223)	$5,848,099
(Loss) income per common share
(Loss) income per share (basic and diluted)	$(0.10)	$0.19	$(0.10)	$0.23
Weighted average number of shares (basic and diluted)	33,173,456	24,950,958	33,060,270	24,950,958

PARTS iD, INC.

Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2021 (Unaudited)	2020 (Unaudited)

Cash Flows from Operating Activities:
Net ( loss) income	$(3,356,223)	$6,223,099
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	5,480,995	5,034,672
Deferred income tax	(913,561)	1,359,964
Share based compensation expensed	3,303,145	-
Changes in operating assets and liabilities:
Accounts receivable	(270,750)	(1,690,002)
Inventory	(1,524,797)	(1,271,495)
Prepaid expenses and other current assets	235,245	(141,378)
Accounts payable	1,124,844	13,182,228
Customer deposits	1,767,997	5,315,673
Accrued expenses	865,363	(40,065)
Other current liabilities	310,481	906,605
Net cash provided by operating activities	7,022,739	28,879,301

Cash Flows from Investing Activities:
Purchase of property and equipment	(306,165)	(17,700)
Purchase of intangible assets	-	(7,769)
Website and software development costs	(5,391,016)	(5,146,408)
Net cash used in investing activities	(5,697,181)	(5,171,877)

Cash Flows from Financing Activities:
Principal paid on notes payable	(15,956)	(15,892)
Payments of preferred stock dividends	-	(375,000)
Net cash used in financing activities	(15,956)	(390,892)

Net change in cash	1,309,602	23,316,532
Cash, beginning of year	22,202,706	13,618,835
Cash, end of year	$23,512,308	$36,935,367

Supplemental disclosure of cash flows information:
Cash paid for interest	$7,114	$7,684
Cash paid for income taxes	$4,000	$-

The following table reflects the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net income (loss)	$(3,337,522)	$4,793,954	$(3,356,223)	$6,223,099
Interest expense	229	863	7,114	7,684
Income tax expense (benefit)	(908,011)	1,175,607	(885,088)	1,659,227
Depreciation	1,887,641	1,726,574	5,480,995	5,034,672
EBITDA	(2,357,663)	7,696,998	1,246,798	12,924,682
Stock compensation expenses included in Statement of operations	1,981,717	-	3,303,145	-
Business combination transaction expenses(1)	-	282,618	-	282,618
Founder’s compensation(2)	-	14,987	-	797,692
Legal & settlement expenses (3)	238,293	152,899	721,480	103,662
Other items(4)	-	37,981	-	253,143
Adjusted EBITDA Total	$(137,653)	$8,185,483	$5,271,423	$14,361,797
% of revenue	(0.1%)	7.2%	1.5%	4.7%

(1)	Represents the expenses incurred solely related to the Business Combination that closed in November 2020. It primarily includes investment banker fees, legal fees, professional fees for accountants and SEC and Hart-Scott-Rodino filing fees.

(2)	Represents the excess compensation paid to one of the founders of Onyx over the amount management believes would have been the compensation of an independent professional CEO for the applicable reporting periods.

(3)	Represents legal and settlement expenses and gains related to significant matters that do not impact the fundamentals of our operations, pertaining to: (i) causes of action between certain of the Company’s shareholders and which involves claims directly against the Company seeking the fulfillment of alleged indemnification obligations with respect to these matters, and (ii) trademark and IP protection cases. We are involved in routine IP litigation, commercial litigation and other various litigation matters. We review litigation matters from both a qualitative and quantitative perspective to determine if excluding the losses or gains will provide our investors with useful incremental information. Litigation matters can vary in their characteristics, frequency and significance to our operating results.

(4)	Includes write-offs of advances and certain fraud loss claims from earlier years that we determined were uncollectible.